EXHIBIT 99.1

Investor Relations:

Kim Rogers

Hayden IR

(385) 831-7337

kim@haydenir.com

PCM REPORTS RECORD FIRST QUARTER 2019 RESULTS

Net Sales of $534.0 million; Commercial Net Sales up 3%

Gross Profit of $83.1 Million

Gross Profit Margin Improved 20 Basis Points to a First Quarter Record 15.6%

Diluted EPS Increased 52% to a First Quarter Record $0.35

Non-GAAP Adjusted EPS Increased 35% to $0.46

Generated Cash Flow from Operations of $17.6 Million

El Segundo, California — April 25, 2019 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the first quarter ended March 31, 2019.

Consolidated Financial Summary

	Three Months Ended March 31,
(in millions, except per share data)	2019	2018	% Change
Net Sales	$534.0	$542.8	(2)%
Gross Profit	83.1	83.6	(1)
Gross Profit Margin	15.6%	15.4%	20	bp
SG&A Expenses	$74.7	$77.4	(3)
Operating Profit	8.4	6.2	35
Net Income	4.7	2.8	68
Non-GAAP Net Income	6.0	4.2	43

EBITDA	11.8	10.0	18
Adjusted EBITDA	13.2	11.0	20

Diluted Earnings Per Share	0.35	0.23	52
Adjusted Diluted Earnings Per Share	0.46	0.34	35

Frank Khulusi, Chairman and CEO of PCM, Inc., stated, “2019 is off to a strong start. We grew our adjusted EPS by 35% to $0.46. Our commercial segment sales grew by 3% even though we exited certain non-strategic lower margin sales as anticipated and despite the quarter having one less shipping day. I’m also pleased with the gross margin improvement of 20 basis points to a first quarter record 15.6%, driven by the increase in sales from our higher margin Commercial segment, as well as an increase in higher margin solutions sales. Our team also maintained a strong focus on tight expense management, which drove a 3% reduction in SG&A. Further, after coming off a great year of cash flow in 2018, we drove an additional $18 million in cash flow from operations. Our first quarter results affirm the effectiveness of our strategy to leverage our investments and further optimize our sales mix, while managing our costs in order to drive shareholder value.”

Commenting on PCM’s outlook for 2019, Khulusi concluded, “We believe we are well on our way towards a record 2019. Our Q1 results strongly support our full year guidance for adjusted EPS in the range of $2.55 to $2.75, with full year gross profit growth in the mid-single digit range on low-single digit net revenue growth.”

1

New Accounting Standard

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” which requires lessees to recognize right-of-use (“ROU”) assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases. The new lease standard is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We adopted ASU 2016-02 on January 1, 2019, and as a result we recorded operating ROU assets and related lease obligations on our consolidated balance sheet. As of March 31, 2019, ROU assets were $32.5 million as part of “Other assets” and lease obligations were $4.6 million and $31.4 million as part of “Accrued expenses and other current liabilities” and “Other long-term liabilities,” respectively, on our consolidated balance sheet. Lease payments are made in accordance with the lease terms and ROU asset amortization expense is recognized on a straight-line basis over the lease term. There was no material impact to our consolidated statement of operations as a result of the adoption of ASU 842.

Results of Operations

First Quarter Segment Results Summary

Net Sales

	Three Months Ended March 31,
	2019		2018
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales		Dollar Change	Percent Change
Commercial	$428,528	80%	$414,731	76%		$13,797	3%
Public Sector	40,047	8	56,062	10		(16,015)	(29)
Canada	47,193	9	54,120	10		(6,927)	(13)
United Kingdom	18,374	3	18,073	3		301	2
Corporate & Other	(153)	—	(154)	—		1	(1)
Consolidated	$533,989	100%	$542,832	100	%(1)	$(8,843)	(2)

(1)	Does not foot due to rounding.

Consolidated net sales were $534.0 million in the three months ended March 31, 2019 compared to $542.8 million in the three months ended March 31, 2018, a decrease of $8.8 million or 2%. Consolidated sales of services were $44.0 million in the three months ended March 31, 2019 compared to $45.0 million in the three months ended March 31, 2018, a decrease of $1.0 million, or 2%, and represented 8% of consolidated net sales in each of the three months ended March 31, 2019 and 2018. There was one less selling day in the three months ended March 31, 2019 compared to March 31, 2018. Average daily sales during the three months ended March 31, 2019 were flat compared to March 31, 2018.

Commercial net sales were $428.5 million in the three months ended March 31, 2019 compared to $414.7 million in the three months ended March 31, 2018, an increase of $13.8 million or 3%. Sales of services in our Commercial segment were $31.5 million in the three months ended March 31, 2019 compared to $33.0 million in the three months ended March 31, 2018, a decrease of $1.5 million or 4%, and represented 7% and 8% of Commercial net sales in each of the three months ended March 31, 2019 and 2018, respectively. The increase in our Commercial segment net sales in the quarter was primarily due to strong demand in the commercial business sector, partially offset by several specific, non-strategic customer deals that we elected not to pursue based on our focus on profitable growth. Our Commercial net sales results also included a $9.6 million decrease in sales reported on a net basis.

Public Sector net sales were $40.0 million in the three months ended March 31, 2019 compared to $56.1 million in the three months ended March 31, 2018, a decrease of $16.1 million or 29%. Sales of services in our Public Sector segment remained relatively flat at $3.1 million in the quarter, and represented 8% and 6% of Public Sector net sales in the three months ended March 31, 2019 and 2018, respectively. The decrease in our Public Sector net sales was primarily due to a 49% decrease in our federal sales which were negatively impacted by the federal government shutdown during the first quarter of 2019. We expect we will have the opportunity to make up any negative impact relating to this shutdown over the course of the remainder of this year. The Public Sector segment results were also impacted by a 16% decrease in SLED sales. Our Public Sector net sales results also included an $8.6 million decrease in sales reported on a net basis.

2

Canada net sales were $47.2 million in the three months ended March 31, 2019 compared to $54.1 million in the three months ended March 31, 2018, a decrease of $6.9 million, or 13%. Sales of services in our Canada segment were $8.2 million in the three months ended March 31, 2019, compared to $7.5 million in the three months ended March 31, 2018, an increase of $0.7 million or 9%, and represented 17% and 14% of Canada net sales in the three months ended March 31, 2019 and 2018, respectively. The decrease in Canada net sales in the three months ended March 31, 2019 was primarily due to a reduction in revenues from a single large customer on a low margin contract.

Our United Kingdom segment net sales were $18.4 million in the three months ended March 31, 2019 compared to $18.1 million in the three months ended March 31, 2018, an increase of $0.3 million, or 2%. Sales of services in our United Kingdom segment were $1.2 million in the three months ended March 31, 2019, compared to $1.4 million in the three months ended March 31, 2018, a decrease of $0.2 million or 18%, and represented 6% and 8% of United Kingdom net sales in the three months ended March 31, 2019 and 2018, respectively.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $83.1 million in the three months ended March 31, 2019 compared to $83.6 million in the three months ended March 31, 2018, a decrease of $0.5 million. On an average daily basis, gross profit was up 1% in the three months ended March 31, 2019 compared to March 31, 2018. Consolidated gross profit margin increased to 15.6% in the three months ended March 31, 2019 from 15.4% in the same period last year. The decrease in consolidated gross profit was due to the decrease in net sales discussed above and a decrease in vendor consideration. The increase in consolidated gross profit margin was due to a shift in sales mix towards our higher margin Commercial segment and a shift in mix toward higher margin solutions, partially offset by a decrease in sales reported on a net basis.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $74.7 million in the three months ended March 31, 2019 compared to $77.4 million in the three months ended March 31, 2018, a decrease of $2.7 million or 3%. Consolidated SG&A expenses as a percentage of net sales decreased to 14.0% in the three months ended March 31, 2019 from 14.3% in the same period last year. The decrease in consolidated SG&A expenses was due to a $1.2 million decrease in personnel costs, a $0.6 million decrease in telecommunication costs and a $0.5 million decrease in outside service costs. Further, our SG&A benefited from a $0.5 million gain related to the Canadian LCD class action settlement.

Operating Profit

Consolidated operating profit increased by $2.2 million, or 35% to $8.4 million in the three months ended March 31, 2019 compared to $6.2 million in the same period prior year due to the reduction in SG&A expenses, partially offset by a decrease in consolidated gross profit as discussed above.

Income Taxes

Income tax expense was $1.7 million in the three months ended March 31, 2019 compared to $1.1 million in the three months ended March 31, 2018. Our effective tax rate was 27.1% compared to 28.9% in the same period prior year. Income taxes in the three months ended March 31, 2019 reflected increased excess tax benefits associated with stock-based compensation. Income taxes in the three months ended March 31, 2018 reflected the new lower Federal income tax rate and other factors within tax reform.

Net Income

Net income for the three months ended March 31, 2019 was $4.7 million compared to $2.8 million for the three months ended March 31, 2018. Diluted earnings per share was $0.35 compared to $0.23 in the same period of the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $0.46 for the three months ended March 31, 2019 compared to $0.34 for the three months ended March 31, 2018.

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Consolidated Balance Sheet and Cash Flow

We had cash and cash equivalents of $7.1 million at March 31, 2019 compared to $6.0 million at December 31, 2018. We had $17.6 million of net cash provided by operating activities in the three months ended March 31, 2019 compared to $39.5 million in the three months ended March 31, 2018.

Accounts receivable at March 31, 2019 was $463.4 million, a decrease of $0.1 million from December 31, 2018. Inventory at March 31, 2019 was $61.6 million, flat with December 31, 2018. Accounts payable at March 31, 2019 was $350.8 million, a decrease of $6.4 million from December 31, 2018.

Cash used in investing activities in the three months ended March 31, 2019 totaled $1.7 million compared to $1.5 million in the same period of last year. Investing activities in the three months ended March 31, 2019 and 2018 were primarily related to expenditures relating to investments in our IT infrastructure.

Outstanding borrowings under our line of credit was $71.6 million at March 31, 2019, a $16.8 million decrease compared to $88.4 million at December 31, 2018 as a result of the cash flow generated from our earnings combined with $10 million received from a refinancing of one of our real estate properties.

Sales Mix Summary

The following table sets forth our gross billed sales (net of returns) by major categories as a percentage of total gross billed sales (net of returns) for the periods presented, determined based upon our internal product code classifications:

	Three Months Ended March 31,		Y/Y Sales
	2019	2018	Growth
Software (1)	25%	25%	(5)%
Notebooks and tablets	20	17	9
Desktops	9	9	3
Services	8	8	(2)
Networking	8	9	(20)
Display	5	5	8
Manufacturer service and warranties(1)	5	5	1
Storage	4	3	19
Accessories	4	3	9
Printers	2	2	1
Input Devices	2	2	(4)
Servers	2	3	(16)
Other(2)	6	9	(24)
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

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Conference Call

Management will hold a conference call, which will be webcast, on April 25, 2019 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss its first quarter results. To listen to PCM management’s discussion of its first quarter results live, access http://investor.pcm.com/events-presentations. A replay of the webcast will be available on the website shortly after the call.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading multi-vendor provider of technology solutions, including hardware, software and services to small, medium and enterprise businesses, state, local and federal governments and educational institutions across the United States, Canada and the UK. We generated net sales of approximately $2.2 billion in the twelve months ended March 31, 2019. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the effectiveness of our strategy to leverage our investments and further optimize our sales mix while managing costs in order to drive shareholder value; expectations of financial performance; opportunities, expectations or intentions for top or bottom line operating results including without limit sales, gross profit and gross margin growth and expectations for our ability to make up any negative impact related to the Federal government shutdown; and expectations for non-GAAP earnings per share. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; risks associated with cyber and data security including compliance with related regulatory requirements such as the European Union General Data Protection Regulation and the California Consumer Privacy Act; our ability to attract and retain key employees; the potential lack of availability of government funding applicable to our Public Sector business; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in security, cloud, hybrid data center, advanced technology solutions and services, our call centers and our international expansion; availability of key vendor incentives and other vendor assistance; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses or authorizations used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in some of these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial and government contracts; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the period ended December 31, 2018, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Net sales	$533,989	$542,832
Cost of goods sold	450,875	459,236
Gross profit	83,114	83,596
Selling, general and administrative expenses	74,687	77,354
Operating profit	8,427	6,242
Interest expense, net	2,289	2,462
Equity income from unconsolidated affiliate	273	175
Income before income taxes	6,411	3,955
Income tax expense	1,736	1,144
Net income	$4,675	$2,811

Basic and Diluted Earnings Per Common Share
Basic	$0.38	$0.24
Diluted	0.35	0.23

Weighted average number of common shares outstanding:
Basic	12,218	11,846
Diluted	13,177	12,153

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
EBITDA(a):
Consolidated operating profit	$8,427	$6,242
Add: Consolidated depreciation expense	2,577	2,713
Consolidated amortization expense	558	892
Equity income from unconsolidated affiliate (b)	273	175
EBITDA	$11,835	$10,022

EBITDA Adjustments:
Stock-based compensation	$800	$672
M&A and related litigation costs and fees (c)	803	240
Severance & restructuring related costs (d)	285	312
Legal settlement gain (e)	(516)	—
Foreign exchange loss (gain)	5	(230)
Total EBITDA adjustments	$1,377	$994

Adjusted EBITDA:
EBITDA	$11,835	$10,022
Add: EBITDA Adjustments	1,377	994
Adjusted EBITDA	$13,212	$11,016

Net income:
Income before income taxes	$6,411	$3,955
Less: Income tax expense	1,736	1,144
Net income	$4,675	$2,811

Income before income taxes	$6,411	$3,955
Add: EBITDA Adjustments	1,377	994
Amortization of purchased intangibles (f)	555	888
Adjusted income before income taxes	8,343	5,837
Less: Adjusted income tax expense (g)	2,336	1,687
Non-GAAP net income	$6,007	$4,150

Diluted earnings per share:
GAAP diluted EPS	$0.35	$0.23
Non-GAAP diluted EPS	0.46	0.34

Diluted weighted average number of common shares outstanding	13,177	12,153

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes costs and fees, including litigation, related to our M&A activity.
(d)	Includes employee severance related costs related to our cost reduction initiatives, lease vacancy costs and other restructuring related costs.
(e)	Relates to a gain resulting from a Canadian LCD class action settlement
(f)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(g)	The 2019 tax expense is based on our expected annual effective tax rate of 28%. Our actual effective tax rate for Q1 2019 was 27.1%. The 2018 tax expense utilized an effective tax rate of 28.9%.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$7,128	$6,032
Accounts receivable, net of allowances of $2,260 and $1,714	463,439	463,487
Inventories	61,593	61,617
Prepaid expenses and other current assets	8,785	8,535
Total current assets	540,945	539,671
Property and equipment, net	68,479	69,286
Goodwill	87,424	87,226
Intangible assets, net	7,569	8,103
Deferred income taxes	1,430	1,483
Investment and other assets	47,583	15,181
Total assets	$753,430	$720,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$350,841	$357,212
Accrued expenses and other current liabilities	75,258	63,213
Deferred revenue	8,005	7,966
Line of credit	71,560	88,399
Notes payable — current	3,570	3,283
Total current liabilities	509,234	520,073
Notes payable	38,404	29,507
Other long-term liabilities	44,431	16,583
Deferred income taxes	1,963	1,894
Total liabilities	594,032	568,057
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,646,026 and 17,573,700 shares issued; 12,255,374 and 12,183,048 shares outstanding	18	18
Additional paid-in capital	140,095	138,703
Treasury stock, at cost: 5,390,652 shares	(38,536)	(38,536)
Accumulated other comprehensive loss	(875)	(1,313)
Retained earnings	58,696	54,021
Total stockholders’ equity	159,398	152,893
Total liabilities and stockholders’ equity	$753,430	$720,950

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PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$4,675	$2,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,135	3,605
Equity income from unconsolidated affiliate	(273)	(175)
Distribution from equity method investee	147	78
Provision for deferred income taxes	126	226
Non-cash stock-based compensation	800	672
Change in operating assets and liabilities:
Accounts receivable	48	(1,025)
Inventories	24	28,002
Prepaid expenses and other current assets	(250)	845
Other assets	324	1,718
Accounts payable	1,326	1,881
Accrued expenses and other current liabilities	7,499	2,121
Deferred revenue	39	(1,288)
Total adjustments	12,945	36,660
Net cash provided by operating activities	17,620	39,471
Cash Flows From Investing Activities
Purchases of property and equipment	(1,700)	(1,479)
Net cash used in investing activities	(1,700)	(1,479)
Cash Flows From Financing Activities
Net payments under line of credit	(16,839)	(29,085)
Borrowing under note payable	10,000	—
Payments under notes payable	(823)	(819)
Change in book overdraft	(7,697)	(2,974)
Payments of earn-out liability	—	(1,736)
Payments of obligations under capital lease	(203)	(221)
Proceeds from stock issued under stock option plans	675	251
Payment for deferred financing costs	(102)	(27)
Payment of taxes related to net-settled stock awards	(83)	(28)
Net cash used in financing activities	(15,072)	(34,639)
Effect of foreign currency on cash flow	248	(241)
Net change in cash and cash equivalents	1,096	3,112
Cash and cash equivalents at beginning of the period	6,032	9,113
Cash and cash equivalents at end of the period	$7,128	$12,225
Supplemental Cash Flow Information
Interest paid	$2,270	$2,285
Income taxes paid, net	462	1,134
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	71	421

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